Exhibit 99.1

    HANDLEMAN COMPANY INTER-OFFICE MEMORANDUM

Date:	February 2, 2006

To:	Directors and Restricted Employees (including Executive Officers)

From:	Tom Braum

Subject:	Black-Out Period for Buying or Selling Handleman Company Stock

Handleman Company’s Administrative Committee has approved a change affecting the Company’s 401(k) Plan (“Plan”). A new methodology will be implemented that allows participants to trade Handleman stock within the Plan in “Real-Time”. This new methodology for trading Handleman Company stock in the Plan more closely mirrors the marketplace.

Due to the implementation of the new methodology, a transition period (i.e., Black-Out Period) is required during which Plan participants will be unable to access their Handleman Common Stock Fund accounts to direct or diversify their position, or to obtain a loan or distribution involving the Handleman Common Stock Fund. Pursuant to securities laws, corporate insiders cannot trade in employer securities during a Black-Out Period that affects a 401(k) plan that includes employer stock as an investment option. Accordingly, Directors and Restricted Employees are subject to a closed window period, concurrent with the Black-Out Period, for personal transactions in Handleman Company stock. (The closed window period; however, does not impact Employee Stock Purchase Plan deferrals.)

In connection with the end of our third quarter and the February 22nd release of operating results, the trading window for Directors and Restricted Employees was closed effective February 1st. The Black-Out Period for the transition to the new approach for trading Handleman Company stock in the 401(k) Plan will occur from February 27th through March 6th.

Accordingly, since the 401(k) Black-Out Period is adjacent to the closing of the trading window for the quarter-end, the current restriction on trading in Handleman Company stock by Directors and Restricted Employees will remain in effect through March 6, 2006 (i.e., trading in Handleman Company stock may not resume until March 7, 2006).

Tom Braum
Senior Vice President and
Chief Financial Officer